EXHIBIT 10.4

NEWMONT
SENIOR EXECUTIVE COMPENSATION PROGRAM

(Effective January 1, 2020 )

NEWMONT
SENIOR EXECUTIVE COMPENSATION PROGRAM
(Effective January 1, 2020 )
PURPOSE
This Senior Executive Compensation Program includes the Restricted Stock Unit Bonus program, Performance Stock Bonus program and the Personal Bonus for the eligible Employees. This Program is a restatement of the Senior Executive Compensation Program effective on January 1, 2019. The purpose of the Restricted Stock Unit Bonus program and the Performance Stock Bonus program is to provide eligible Employees a direct interest in the success of the operations of Newmont Corporation (“Newmont”). The purpose of the Personal Bonus is to provide eligible Employees additional incentive to meet strategic objectives. The eligible Employees will be rewarded in accordance with the terms and conditions described below.
This Program is intended to be a program described in Department of Labor Regulation Sections 2510.31(b) and 2510.3-2(c), and shall not be considered a plan subject to the Employee Retirement Income Security Act of 1974, as amended.
I. DEFINITIONS
The capitalized terms used in this compensation program shall have the same meaning as the capitalized terms in the Section 16 Officer and Senior Executive Short-Term Incentive Program (“STIP”), unless otherwise defined or stated herein. The following terms used in this compensation program shall have the meanings set forth below.
1. 1    “Absolute Total Shareholder Return” means; (a) the average closing price of Common Stock for the 30 trading days, excluding the final 5 trading days for administrative purposes, on the New York Stock Exchange of the Extended Performance Period, minus (b) the share price used to determine the Target Performance Stock Unit Award, plus dividends paid in the Extended Performance period, divided by (c) the share price used to determine the Target Performance Stock Unit Award. The Leadership Development and Compensation Committee retains authority to make adjustments for extraordinary events affecting the calculations.
1.2    “Cause” means a) engagement in illegal conduct or gross negligence or willful misconduct, provided that if the Employee acted in accordance with an authorized written opinion of Newmont’s, or an affiliated entity’s, legal counsel, such action will not constitute “Cause;” b) any dishonest or fraudulent activity by the Employee or the reasonable belief by Newmont or an affiliated entity of the Employee’s breach of any contract, agreement or representation with the Newmont or an affiliated entity, or c) violation, or Newmont’s or an affiliated entity’s belief of Employee’s violation, of Newmont Corporation’s Code of Conduct and underlying policies and standards.

1.3    “Change of Control Price” means the price per share of Common Stock offered to a holder thereof in conjunction with any transaction resulting in a Change of Control on a fully-diluted basis (as determined by the Leadership Development and Compensation Committee as constituted before the Change of Control, if any part of the offered price is payable other than in cash), or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of a share of Common Stock on any of the 30 trading days immediately preceding the date on which such Change of Control occurs.
1.4     “Common Stock” means the $1.60 par value common stock of Newmont.
1.5     “Extended Performance Period” means the time frame between the beginning and ending average closing prices (generally deemed to be three years with adjustments for administrative purposes) over which the Leadership Development and Compensation Committee will calculate and determine the Performance Stock Bonus.
1.6     “Fair Market Value” has the meaning given such term in the 2013 Stock Incentive Compensation Plan.
1.7     “Performance Stock Bonus” means the bonus payable to an eligible Employee in the form of Common Stock under this compensation program with respect to an Extended Performance Period (or portion thereof as provided in Section 4.4) and is calculated as described in Section 4.2.
1.8     “Performance Period” means the timeframe over which the Leadership Development and Compensation Committee will calculate and determine the Personal Bonus and the Restricted Stock Unit Bonus.
1.9     “Performance Stock” means the right to receive from Newmont Common Stock or restricted stock units under terms and conditions defined in a restricted stock unit or other award agreement, as determined by the Leadership Development and Compensation Committee.
1.10     “Relative Total Shareholder Return” means Newmont’s total shareholder return, defined as the change in the closing price of a share of Common Stock, with cash dividends paid, between the share price used to determine the Target Performance Stock Unit Award and the average closing price of Common Stock for the 30 trading days, excluding the final 5 trading days, on the New York Stock Exchange of the Extended Performance Period; as compared to the total shareholder return, with cash dividends paid, of an index of peer companies selected and determined by the Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee retains authority to make adjustments for extraordinary events affecting the calculations.
1.11     “Personal Bonus” means the cash bonus payable to an eligible Employee based on the individual contribution of such eligible Employee to achievement of the Corporation’s strategic objectives during the Performance Period, as set forth in Section 5.1 (or portion thereof as provided in Section 5.2).

1.12     “Restricted Stock Unit Bonus” means the bonus payable to an eligible Employee in the form of restricted stock units under this compensation program annually (or portion of a year as provided in Section 3.2), which shall be determined by dividing the eligible Employee’s Target Restricted Stock Unit Bonus by Fair Market Value, on the date of grant of the Restricted Stock Unit Bonus. The restricted stock units granted as a Restricted Stock Unit Bonus shall have terms and conditions, and shall be subject to such restrictions as defined by the Leadership Development and Compensation Committee.
1.13     “Retirement” means at least age 55, and, at least 5 years of continuous employment with Newmont and/or an Affiliated Entity, and, a total of at least 65 when adding age plus years of employment. This definition differs from the definition of retirement in other benefits plans, such as pension plans of Newmont, and shall not alter those definitions.
1.14     “Target Performance Stock Bonus” means the number of shares of Common Stock equivalent to the annual dollar value set by the Leadership Development and Compensation Committee for each participant in this program, using the average closing price of Common Stock for the 25 trading days on the New York Stock Exchange prior to the grant date of the Target Performance Leverage Stock Unit Bonus.
1.15      “Target Restricted Stock Unit Bonus” means the dollar value set forth by the LDCC, and the Board of Directors as required, during their annual compensation review process.
1.16     “Terminated Eligible Employee” for purposes of the Performance Stock Bonus, means executive grade level Employee of a Participating Employer at grade level E-4 or above during the relevant Extended Performance Period, who terminates employment with Newmont and/or a Participating Employer as provided in Section 4.4. “Terminated Eligible Employee” for purposes of the Personal Bonus shall have the same meaning as in the STIP.
1.17    “2013 Stock Incentive Compensation Plan” means the Newmont Mining Corporation 2013 Stock Incentive Compensation Plan (or any successor plan), as amended from time to time.

II. ELIGIBILITY
All executive grade level Employees of a Participating Employer at grade level E-4 or above are eligible to receive a Performance Stock Bonus and Personal Bonus under this compensation program, provided (i) they are on the payroll of a Participating Employer as of the last day of the relevant Performance Period for the Personal Bonus or Extended Performance Period for the Performance Stock Bonus, and at the time the award is vested, or (ii) they are a Terminated Eligible Employee with respect to such Performance Period for the Personal Bonus, or Extended Performance Period for the Performance Stock Bonus. All executive grade level Employees of a Participating Employer at grade level E-4 or above are eligible to receive a Restricted Stock Unit Bonus under this compensation program, provided they are on the payroll of a Participating Employer at the time the award is granted. Eligible Employees who are on shortterm disability under the ShortTerm Disability Plan of Newmont, or a successor plan, or not working because of a workrelated injury as of the last day of the Performance Period for

Personal Bonus, or Extended Performance Period for the Performance Stock Bonus, but are still on the payroll of a Participating Employer shall be eligible to receive a Performance Stock Bonus and Personal Bonus. Notwithstanding the foregoing provisions of this Section II, the Leadership Development and Compensation Committee may, prior to the end of any Performance Period, or Extended Performance Period for the Performance Stock Bonus, exclude from or include in eligibility for participation under this compensation program with respect to such Performance Period, or Extended Performance Period for the Performance Stock Bonus, any executive grade level Employee of a Participating Employer.
III. RESTRICTED STOCK UNIT BONUS
3.1    Determination of Restricted Stock Unit Bonus—In General. The Restricted Stock Unit Bonus shall be calculated by the Leadership Development and Compensation Committee as soon as reasonably practicable following the Performance Period. Following such determination, grant of the Restricted Stock Unit Bonus shall be made to eligible Employees as soon as reasonably practicable, in accordance with Section 3.3 below.
3.2    Separation of Employment and Payment of Restricted Stock Unit Bonus. An eligible Employee shall not be entitled to payment of a Restricted Stock Unit Bonus as a result of any separation of employment, voluntary or involuntary except as provided in Section 6.2 below.
3.3    Form of Payment. The amount of Restricted Stock Unit Bonus payable under this compensation program shall be paid in restricted stock units (payable in whole units only rounded down to the nearest share). The restricted stock units shall have a three year vesting period, with onethird of the restricted stock units vesting each year on the anniversary of the date of grant, all subject to the terms of the applicable award agreement.
IV. PERFORMANCE STOCK BONUS
4.1    Determination of Performance Stock—In General. The Performance Stock Bonus shall be calculated as soon as reasonably practicable after the Leadership Development and Compensation Committee determines the Performance Stock Bonus Payout Factor as described in Section 4.3 below. Following such determination, payment of the Performance Stock Bonus shall be made to eligible Employees as soon as reasonably practicable, in accordance with Section 4.5 below.
4.2    Calculation of Performance Stock Bonus. The Performance Stock Bonus equals the Target Performance Stock Bonus times the percentage dictated by the Performance Stock Bonus Payout Factor and corresponding schedule in Appendix B.
4.3    Calculation of the Performance Stock Bonus Payout Factor. The Performance Stock Bonus Payout Factor will be calculated by determining the Relative Total Shareholder Return and the corresponding percentage payout based on the schedule adopted by the Leadership Development and Compensation Committee, attached hereto in Appendix B. In the event that Absolute Total Shareholder Return over the Extended Performance Period is negative, the Performance Stock Bonus Payout Factor shall be capped at 100%. Additionally, the total value maximum of any calculated Performance Stock Unit Bonus shall not exceed four times the dollar value of the Target Performance Stock Unit Bonus. In the event this maximum amount is exceeded, the Performance Stock Unit Bonus shall be reduced to a number of shares equaling four times the dollar value of the Target Performance Stock Unit Bonus divided by the average closing price of Common Stock for the 30 trading days, excluding the final 5 trading days, on the New York Stock Exchange of the Extended Performance Period, rounded down to the nearest share.
4.4    Separation of Employment and Payment of Performance Stock Bonus. Unless otherwise stated in this Section 4.4, an eligible Employee shall not be entitled to payment of a Performance Stock Bonus on or after any separation of employment, voluntary or involuntary. In the event an eligible Employee separates employment from a Participating Employer prior to payment of the Performance Stock Bonus, for which the Employee has already received a notice of grant and award agreement, as a result of: (a) Retirement, (b) death, (c) termination of employment entitling Employee to benefits under the Executive Severance Plan of Newmont, or separation benefits for any involuntary termination, other than for Cause, for Employees not eligible for benefits under the Severance Plan of Newmont or the Executive Severance Plan of Newmont, or (d) circumstances entitling eligible Employee to long-term disability benefits of the Company, such eligible Employee is a Terminated Eligible Employee and shall receive a Performance Stock Bonus for each of the outstanding awards calculated separately to the most recent fiscal quarter end prior to the termination date, with each separate award pro-rated based on the time he or she was actually employed by a Participating Employer during the Extended Performance Period. For avoidance of doubt and by way of example only, if a Terminated Eligible Employee terminates on April 1, or May 1, or June 30, the calculation shall be based on the performance as of March 31. Further, a Terminated Eligible Employee who has an involuntary termination entitling the employee to benefits under the Severance Plan of Newmont or the Executive Severance Plan of Newmont must execute a Waiver and Release pursuant to Section 2.01 of such applicable plan in order to receive payment under this Section 4.4.
4.5    Form of Payment. The amount of Performance Stock Bonus payable under this compensation program shall be paid in Common Stock (payable in whole shares only rounded down to the nearest share). Upon the payment of the Performance Stock Bonus in Common Stock, an eligible Employee shall also be entitled to a cash payment equal to any dividends paid with respect to the Common Stock delivered for the Performance Stock Bonus for the Extended Performance Period, minus any applicable taxes.
4.6    Timing of Payment Except as otherwise provided in section Section 4.4 above, payment of the Performance Stock Bonus will be made as soon as reasonably practicable during the calendar year following the Extended Performance Period to which such Performance Stock Bonus relates.
4.7    Performance Stock Bonus for Newly Hired or Newly Promoted eligible Employees. In the event an individual is hired as an eligible Employee, or promoted into an eligible Employee position, such eligible Employee may be eligible for payment of a pro-rated Performance Stock Bonus, as determined in the sole discretion of the Company or the Leadership

Development and Compensation Committee for Section 16 Officers, at each date of payment of a Performance Stock Bonus after the date of hire or after the date of promotion.
V . PERSONAL BONUS
5.1    Determination of Personal Bonus—In General. At the end of each Performance Period, the Leadership Development and Compensation Committee will evaluate Section 16 Officer eligible Employees’ performance against relevant strategic objectives and award a Personal Bonus, up to the maximum amounts listed in Appendix A. The Leadership Development and Compensation Committee will seek the input of the Chief Executive Officer on the Personal Bonuses to be awarded to eligible Section 16 Officer Employees. At the end of each Performance Period, the designated supervisor of a non-Section 16 Officer eligible Employee will evaluate the non-Section 16 Officer eligible Employee’s performance against relevant strategic objectives and award a Personal Bonus, up to the maximum amounts listed in Appendix A. Following such determination, payment of the Personal Bonus shall be made to eligible Employees as soon as reasonably practicable following the end of the applicable Performance Period, provided that such payment shall be made no later than the 15th day of the third month following the Performance Period to which such Personal Bonus relates.
5.2    Separation of Employment and Payment of Personal Bonus. In the event an eligible Employee separates employment from a Participating Employer and is a Terminated Eligible Employee, the Personal Bonus shall be paid at 50% of the maximum level shown on Appendix A (with the exception that the calculation shall be based upon current rate of base salary, rather than eligible earnings), pro-rated for the time of employment during the Performance Period, and shall be paid as soon as practicable. However, in the event that a Terminated Eligible Employee separates employment at the beginning of a calendar year before the bonus is paid for the prior calendar year, the Terminated Eligible Employee shall receive the actual payout according to Section V of this program, at the same time as all other actual payouts are delivered according to this program. If an eligible Employee is terminated between January 1 and March 31 of any calendar year, and entitled to benefits under the Severance Plan of Newmont or the Executive Severance Plan of Newmont, Employee shall not qualify for any bonus under this program for the period of January 1 to March 31 for the calendar year of the termination. If an eligible Employee is not a Terminated Eligible Employee, eligible Employee shall not be entitled to payment of a Personal Bonus on or after any separation of employment, voluntary or involuntary. A Terminated Eligible Employee who has an involuntary termination entitling the employee to benefits under the Severance Plan of Newmont or the Executive Severance Plan of Newmont must execute a Waiver and Release pursuant to Section 2.01 of such applicable plan in order to receive payment under this Section 5.2.
VI . CHANGE OF CONTROL
6.1     Personal Bonus. In the event of a Change of Control (as defined in the STIP): (a) each eligible Employee employed as of the date of the Change of Control shall become entitled to the payment of 50% of the maximum Personal Bonus pro-rated for partial service during the Performance Period for the portion of the calendar year from January 1 through the date of the Change of Control; and (b) each eligible Employee employed as of the last day of the calendar year in which the Change of Control occurs shall be entitled to 50% of the maximum Personal Bonus pro-rated for partial service during the Performance Period for the remaining portion of the calendar year following the Change of Control. The Personal Bonuses payable in accordance with the provisions of this Section 6.1 shall be calculated and paid as soon as practicable, in the case of the Personal Bonus contemplated by clause (a) of the first sentence of this Section 6.1, following the date of the Change of Control, and (y) in the case of the Personal Bonus contemplated by clause (b) of the first sentence of this Section 6.1, following the conclusion of the calendar year in which the Change of Control occurs. Such payments shall be subject to the withholding of such amounts as Newmont or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation. Upon the completion of such payment(s), eligible Employees shall have no further right to the payment of any Personal Bonus hereunder for such calendar year (other than any bonus payable hereunder with respect to a previous calendar year that has not yet been paid). In the event that a Change of Control and a benefit-qualifying Separation from Service under Section 3.01 of the 2012 Executive Change of Control Plan of Newmont (“2012 Plan”) or Section 3.01 of the Executive Change of Control Plan of Newmont (“2008 Plan”) of an Eligible employee occur in the same calendar year, payment of a Personal Bonus under this section along with any Corporate Performance Bonus payable in the event of a Change of Control under the Newmont Section 16 Officer and Senior Executive Short-Term Incentive Program shall satisfy Section 3.02(a)(i)(B) of the 2012 Plan and Section 3.02(a)(i)(B) of the 2008 Plan solely with respect to the portion of such calendar year from January 1 through the date of the Change of Control; in such instance, the bonuses provided for under Section 3.02(a)(i)(B) of the 2012 Plan and Section 3.02(a)(i)(B) of the 2008 Plan for the period of time between the Change of Control and the Separation of Service shall be calculated for such period of time in accordance with the formula provided therein. If a benefit-qualifying Separation from Service under Section 3.01 of the 2012 Plan or Section 3.01 of the 2008 Plan occurs in a year subsequent to the year in which a Change of Control occurs, any payments made under this Section 6.1 shall not in any way satisfy Section 3.02(a)(i)(B) of the 2012 Plan or Section 3.02(a)(i)(B) of the 2008 Plan.
6.2    Restricted Stock Unit Bonus. In the event of a Change of Control (as defined in the STIP) each Restricted Stock Unit Bonus for the current year shall immediately be granted at target level in the form of a restricted stock unit award vesting 1/3 on January 1 of the year immediately following the year in which the Change of Control occurred, and another 1/3 on each of the following two January 1 anniversaries. The restricted stock unit award agreement shall provide for immediate vesting of all outstanding restricted stock units upon a termination of employment entitling the grantee to benefits under the applicable Executive Change of Control Plan of Newmont.
6.3    Performance Stock Bonus. In the event of a Change of Control (as defined in the STIP), each eligible Employee or a Terminated Eligible Employee who terminated employment on account of Retirement (all other Terminated Eligible Employees who terminated employment prior to the Change of Control shall be excluded), shall become entitled to the payment of a Performance Stock Bonus for an Extended Performance Period. The Performance Stock Bonus shall be calculated in the manner stated in Section 4.2 above, with the exception that (i) the Extended Performance Period shall be deemed to end on the date of the Change of Control, (ii)

the Change of Control Price shall be substituted for the ending price for the Extended Performance Period for purposes of section 4.3 above, and (iii) the TSR Payout Factor will be based on Relative Total Shareholder Return utilizing the Change of Control Price as the final closing price of a share of Common Stock. The Performance Stock Bonus shall be paid out as follows: (A) the percentage of the Performance Stock Bonus equal to the percentage of the Extended Performance Period that elapsed up to the Change of Control shall be paid in a number of shares of common stock of the acquiring or resulting corporation or any parent or subsidiary thereof or that may be issuable by another corporation that is a party to the transaction resulting in such Change of Control received in such transaction by holders of Common Stock (such common stock, “Acquirer Stock”) equal to (x) the number of shares of Acquirer Stock received by such a holder for each share of Common Stock held by such holder in such transaction multiplied by (y) the number of shares of Common Stock subject to such percentage of the Performance Stock Bonus, or (B) if Acquirer Stock is not issued in connection with such transaction, cash in an amount equal to the Change of Control Price multiplied by the number of shares of Common Stock subject to such percentage of the Performance Stock Bonus, within 5 days following the date of the Change of Control (provided, however, that if such Change of Control does not constitute a change in the ownership or effective control of Newmont or of a substantial portion of the assets of Newmont, pursuant to Treasury Regulations Section 1.409A-3(i)(5) (a “409A CoC”), such percentage of the Performance Stock Bonus shall be so paid when the Performance Stock Bonus would otherwise have been paid in accordance with Article IV), and b) the percentage of the Performance Stock Bonus equal to the percentage of the Extended Performance Period that did not elapse prior to the Change of Control shall be paid in the form of (A) restricted stock units covering a number of shares of Acquirer Stock equal to (x) the number of shares of Acquirer Stock received by a holder of Common Stock for each share of Common Stock held by such holder in such transaction multiplied by (y) the number of shares of Common Stock subject to such percentage of the Performance Stock Bonus, that will have a vesting period equal to the Extended Performance Period otherwise remaining as of the date of the Change of Control, or (B) if Acquirer Stock is not issued in connection with such transaction, a deferred compensation arrangement with a balance initially equal to the Change of Control Price multiplied by the number of shares of Common Stock subject to such percentage of the Performance Stock Bonus, that will have a vesting period equal to the Extended Performance Period otherwise remaining as of the date of the Change of Control and a value from time to time as if such initial balance were invested in such deemed investment as the Leadership Development and Compensation Committee as constituted before the Change of Control shall determine in its discretion. The portion of the Performance Stock Bonus described in clause (b) of the preceding sentence shall vest upon any termination of employment of the eligible Employee with a Participating Employer prior to the expiration of the vesting period, with the exception of voluntary termination or termination for Cause, as defined in Newmont’s Executive Change of Control Plan. Such portion shall be paid in cash within 5 days following vesting; provided, however, that if such Change of Control does not constitute a 409A CoC, such portion, to the extent vested in accordance with this sentence, shall be so paid when they would otherwise have been paid in accordance with Article IV.

VII . GENERAL PROVISIONS
7.1    Administration. This compensation program shall be administered by the Leadership Development and Compensation Committee or its delegee. All actions by Newmont under this program shall be taken by the Leadership Development and Compensation Committee or its delegee. The Leadership Development and Compensation Committee shall interpret the provisions of this program in its full and absolute discretion. All determinations and actions of the Leadership Development and Compensation Committee with respect to this program shall be taken or made in its full and absolute discretion in accordance with the terms of this program and shall be final, binding and conclusive on all persons.
7.2    Plan Unfunded. This compensation program shall be unfunded and no trust or other funding mechanism shall be established for this program. All benefits to be paid pursuant to this program shall be paid by Newmont or another Participating Employer from its respective general assets, and an eligible Employee or Terminated Eligible Employee (or his or her heir or devisee) shall not have any greater rights than a general, unsecured creditor against Newmont or another Participating Employer, as applicable, for any amounts payable hereunder.

7.3    Amount Payable Upon Death of Employee. If an eligible Employee who is entitled to payment hereunder dies after becoming eligible for payment but before receiving full payment of the amount due, or if an eligible Employee dies and becomes a Terminated Eligible Employee, all amounts due shall be paid as soon as practicable after the death of such eligible Employee or Terminated Eligible Employee to the beneficiary or beneficiaries designated by such eligible Employee or Terminated Eligible Employee to receive life insurance proceeds under Newmont’s life insurance plan. In the absence of an effective beneficiary designation under such plan, any amount payable hereunder following the death of such eligible Employee or Terminated Eligible Employee shall be paid to his or her estate.

7.4    Reimbursement. The Leadership Development and Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Performance Stock Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if: a) the amount of such Performance Stock Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, and b) the amount of such Performance Stock Bonus that would have been awarded to the eligible Employee had the financial results been reported as in the restatement would have been lower than the Performance Stock Bonus actually awarded. The approach used to determine the amount of reimbursement will be based on commonly used valuation methodologies or those as supported or validated by an independent third party with expertise in related matters. Additionally, the Leadership Development and Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Restricted Stock Unit Bonus, Performance Stock Bonus and Personal Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if the eligible employee is terminated for Cause.

7.5    Withholding Taxes. All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation. The Leadership Development and Compensation Committee may, in its sole discretion, permit eligible Employees to satisfy withholding applicable to the portion of the bonus payable in shares of Common Stock or Performance Stock by causing Newmont to withhold or sell the appropriate number of shares of Common Stock or Performance Stock from the bonus otherwise payable and to make the requisite withholding payments on behalf of the eligible Employee.
7.6    Issuance of Stock. Shares of Common Stock and Performance Stock issued under this compensation program may be issued pursuant to the provisions of any stock plan of Newmont or as otherwise determined in the sole discretion of the Leadership Development and Compensation Committee. All awards under this compensation program that consist of Common Stock or that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, shall be treated as made under the 2013 Stock Incentive Plan as well as this compensation program and thereby subject to the applicable terms and conditions of the 2013 Stock Incentive Compensation Plan.
7.7    General Operation and Amendment. Notwithstanding anything contained in this compensation program to the contrary, this compensation program shall be administered and operated in accordance with any applicable laws and regulations including but not limited to laws affecting the timing of payment of any bonus under this compensation program.
7.8    Right of Offset. To the extent permitted by applicable law, Newmont or a Participating Employer may, in its sole discretion, apply any bonus payments otherwise due and payable under this compensation program against debts of an eligible Employee to Newmont or an Affiliated Entity. By accepting payments under this compensation program, all eligible Employees shall consent to the reduction of any compensation paid to the eligible Employee by Newmont or an Affiliated Entity to the extent the eligible Employee receives an overpayment from this compensation program.
7.9    Termination and Amendment. The Board may at any time amend, modify, suspend or terminate this compensation program; provided, however, that the Leadership Development and Compensation Committee may, consistent with its administrative powers, waive or adjust provisions of this compensation program as it determines necessary from time to time. The Leadership Development and Compensation Committee may amend the terms of any award theretofore granted hereunder, but no such amendment shall be inconsistent with the terms and conditions of this compensation program or materially impair the previously accrued rights of the eligible Employee to whom such award was granted with respect to such award without his or her consent, except such an amendment made to cause this program or such award to comply with applicable law, tax rules, stock exchange rules or accounting rules. Further, upon or following a Change of Control, Section VI of this program may not be amended, suspended, or terminated until the obligations of Section VI of this program have been fully satisfied with respect to such Change of Control.

7.10    Severability. If any section, subsection or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this compensation program, and this compensation program shall be construed and enforced as if such illegal and invalid provision had never been set forth in this compensation program.
7.11    No Right to Employment. The establishment of this compensation program shall not be deemed to confer upon any eligible Employee any legal right to be employed by, or to be retained in the employ of, Newmont, a Participating Employer or any Affiliated Entity, or to give any eligible Employee any right to receive any payment whatsoever, except as provided under this compensation program. All eligible Employees shall remain subject to discharge from employment to the same extent as if this compensation program had never been adopted.
7.12    Transferability. Any bonus payable hereunder is personal to the eligible Employee and may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of except by will or by the laws of descent and distribution.
7.13    Successors. This compensation program shall be binding upon and inure to the benefit of Newmont and eligible Employees and their respective heirs, representatives and successors.
7.14    Governing Law. This compensation program and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law.
7.15    Section 409A. It is the intention of Newmont that awards and payments under this compensation program comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and Newmont shall have complete discretion to interpret and construe this program and any related plan or agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this program and/or any such plan or agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by Newmont in a manner consistent with such intent, as determined in the discretion of Newmont. None of Newmont nor any other Participating Employer shall be liable to any eligible Employee or any other person (i) if any provisions of this program do not satisfy an exemption from, or the conditions of, Code Section 409A, or (ii) as to any tax consequence expected, but not realized, by any eligible Employee or other person due to the receipt or payment of any award under this program.

APPENDIX A
Maximum Personal Bonuses

Pay Grade	Maximum Personal Bonus as a Percentage of Base Salary (which constitutes the Eligible Earnings for the year as defined in the STIP)
E-1	90%
E-2	75%
E-3 Executive Vice President and Chief Financial Officer; EVP and Chief Operating Officer	64%
E-3 Executive Vice President Strategic Development	54%
E-3 All Other	51%
E-4	45%

Appendix B

Performance Stock Bonus Payout Factor Schedule:
The PSU performance and payout funding utilizes a continuous schedule where the payout will be interpolated between the company rankings based on TSR.

Continuous Percentile Rank:		
Percent Rank	Peer Group Rank	Payout
100%	1	200%
86%	2	175%
71%	3	133%
57%	**4**	**100%**
43%	5	75%
29%	6	50%
14%	7	25%
0%	8	0%

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